Exhibit 99.1

SUPERIOR	Investor Relations Line:
(818) 902-2701 www.supind.com

Contact:
Superior Industries
Kerry Shiba
(818) 781-4973
NEWS RELEASE
PondelWilkinson Inc.
Robert Jaffe / Roger Pondel
(310) 279-5980
Investor@pondel.com

Superior Industries Reports
2010 FINANCIAL RESULTS FOR full YEAR, FOURTH QUARTER

-- Net sales, unit shipments, gross profit, operating and net income all up sharply, reflecting recovery in automotive sector --

VAN NUYS, CALIFORNIA - March 16, 2011 - Superior Industries International, Inc. (NYSE:SUP) today reported a sharp improvement in financial results for the year and fourth quarter ended December 31, 2010.

Net income for the year advanced to $51.6 million, or $1.93 per diluted share, from a net loss of $94.1 million, or $3.53 per share, for 2009. Net sales increased 72 percent to $719.5 million from $418.8 million for 2009.

“Strong demand from virtually all of our customers throughout the year reflected the recovery in the automotive sector and positively impacted our performance,” said Steven J. Borick, Chairman, Chief Executive Officer and President. “We were able to outpace the general industry recovery, with production of passenger cars and light-duty vehicles in North America increasing nearly 40 percent in 2010, versus our 54 percent increase in unit sales volume. Moreover, our operational response to the rapid recovery was exceptional, as we were able to achieve the volume growth despite closing facilities in late 2008 and 2009 in reaction to the difficult market conditions at the time.”

“As 2011 unfolds, strong industry momentum is continuing. We are actively evaluating a number of options to increase production levels, while maintaining cost controls,” Borick added.

Full Year Results
Net sales for 2010 were $719.5 million, compared with $418.8 million in the prior year. A 54 percent improvement in unit sales volume contributed $218.8 million of the increase in net sales. Higher prices for aluminum, which are passed through to customers, added $63.0 million to the increase. The balance of net sales growth was due primarily to a change in sales mix. Wheel program development revenues were approximately $10.0 million in both years.

Gross profit for 2010 was $89.2 million, or 12 percent of net sales, compared to a loss of $10.2 million, or 2 percent of net sales in 2009. The favorable increase reflects the impact of higher sales volume, as well as improved operating cost leverage resulting from plant closures in 2009 and late 2008. Gross profit for 2010 included plant closure and related costs of $2.1 million, which were offset by gains on forward natural gas contracts of $1.9 million. Gross loss in 2009, however, included $18.8 million of expense associated with plant closures, including costs for severance, equipment dismantling and other shutdown activities, and $2.5 million in losses on forward natural gas contracts that were marked to market in 2009.

SG&A expenses for 2010 increased to $28.3 million, which was 4 percent of net sales, from $22.6 million, or 5 percent of net sales, in 2009. The principal increases were $1.8 million in incentive bonus expense, $1.7 million for the new enterprise resource planning system, and $1.0 million in the provision for doubtful accounts.

In 2010, the carrying value of certain assets held for sale was reduced by $1.2 million to their estimated fair market values. During 2009, the company recorded impairment costs of $11.8 million due primarily to the impact of weakened market and business conditions and the closures of its Pittsburg, Kansas and Van Nuys, California plants.

Income before income taxes and equity earnings was $57.5 million in 2010, including a $4.1 million loss on the sale of the joint venture in Hungary in June 2010. A loss of $43.3 million occurred in 2009, which included $11.8 million of impairment charges and $21.3 of plant closure and other costs affecting gross profit, both as described previously.

Income tax provision for 2010 was $3.0 million, compared with the 2009 income tax provision of $26.0 million. The effective tax rate on the 2010 income before income taxes and equity earnings was 5 percent, compared to 60 percent in 2009. Due to the significant increase in U.S. taxable income, higher foreign taxable income and changes in regulation during 2010, the company was able to use various federal net operating losses and release the related valuation allowance. The 2009 income tax provision included $45.5 million of expense for increases in valuation allowances of U.S. and Mexico deferred tax assets, a benefit of $8.2 million on the 2009 operating loss, a benefit of $6.1 million for a refund claim further described below, and reductions of the liability for uncertain tax positions of $3.2 million.

As noted above, Superior sold its 50-percent ownership in the joint venture in Hungary. The June 2010 sale resulted in a $4.1 million pretax loss. The company's equity share of the joint venture's 2010 losses was $2.8 million through the date of sale in June 2010, which compares to a $24.8 million equity loss recorded for the full year 2009. The 2009 loss included a $14.4 million impairment charge further described below.

Fourth Quarter Results
For the 2010 fourth quarter, net income rose significantly to $22.3 million, or $0.82 per diluted share, compared with a net loss of $3.9 million, or $0.15 per share, for the fourth quarter of 2009.

Consolidated net sales for the 2010 fourth quarter increased 32 percent to $191.0 million from $145.0 million the fourth quarter of 2009. Sales volume increased 18 percent during the 2010 quarter and contributed $24.8 million to net sales growth. The average selling price of wheels increased approximately 13 percent over the prior year, due principally to higher aluminum prices, which added $14.5 million to net sales. During the fourth quarter of 2010, wheel program development revenues decreased to $3.0 million from $3.6 million in the same period a year ago. The remainder of 2010 sales improvement resulted primarily from changes in sales mix.

The 18 percent increase in sales volume for the fourth quarter of 2010 compares to 7 percent growth in production of passenger cars and light-duty vehicles in North America, the principal market for Superior's products. The 2010 sales volume increase also reflects higher shipments to all customers when compared with the fourth quarter a year ago. Unit shipments increased by 20 percent to Ford, by 8 percent to General Motors, by 5 percent to Chrysler and by 40 percent to international customers.

Gross profit for the fourth quarter of 2010 was $29.0 million, or 15 percent of net sales, compared with $12.2 million, or 8 percent of net sales, for the fourth quarter of 2009. The improvement in gross profit in the current quarter resulted from increased sales volume and the favorable impact of increased plant utilization in the 2010 fourth quarter, as the company's operations ran at high utilization rates in order to meet the increased customer demand. The current quarter's gross profit was also impacted favorably by an $859,000 gain from the settlement of forward natural gas contracts. The 2009 quarter included severance and other non-impairment costs associated with plant closures and other workforce reductions, totaling approximately $4.8 million, offset partially by a mark to market gain of $484,000 on forward natural gas contracts.

SG&A expenses in the fourth quarter of 2010 totaled $6.5 million, which was 3 percent of net sales. For the fourth quarter of 2009, SG&A expenses were $6.3 million, or 4 percent of net sales. Also during the fourth quarter of 2010, the carrying value of certain assets held for sale was reduced by $1.0 million to reflect a reduction in their estimated fair market values.

Income before income taxes and equity earnings was $22.5 million for the 2010 fourth quarter, compared with income before income taxes and equity earnings of $7.3 million for the fourth quarter of 2009, which included the same items that impacted gross profit comparisons above.

The income tax provision for the fourth quarter of 2010 was $288,000 compared to an income tax benefit of $6.4 million for the fourth quarter of 2009. The 2009 tax benefit included $6.1 million, representing an income tax refund as a result of the 2008 net federal operating losses becoming eligible for carry back following government legislation enacted in the fourth quarter of 2009.

The company's share of the equity loss from its 50-percent the joint venture ownership in Hungary during the fourth quarter of 2009 was $17.6 million. During that quarter, an impairment charge of $14.4 million was recorded to reduce the joint venture's net assets to estimated fair value due to weakening market and business conditions. Superior's ownership stake in the joint venture was sold in June 2010.

Balance Sheet
At December 31, 2010, working capital was $311.1 million, including cash, cash equivalents and short-term investments of $151.6 million. At December 31, 2009, working capital was $241.4 million, including cash, cash equivalents and short-term investment of $140.5 million. Superior has no bank or other interest bearing debt.

Conference Call
Superior will host a conference call beginning at 10:00 a.m. PDT (1:00 p.m. EDT) on March 16, 2011 that will be broadcast on the company's website, www.supind.com. Interested parties are invited to listen to the webcast. In addition, a PowerPoint presentation will be posted on the company's website and will be referred to during the conference call. The webcast replay will be available at the same Internet address approximately one hour after the conclusion of the conference call and will be archived for approximately one year.

During the conference call, the company's management plans to review its financial results and discuss other financial and operating matters. In addition, management may disclose material information in response to questions posed by participants during the call.

About Superior Industries
Superior is the largest manufacturer of aluminum wheels for passenger cars and light-duty vehicles in North America. From its five plants in both the U.S. and Mexico, the company supplies aluminum wheels to the original equipment market. Major customers include Ford, General Motors, Chrysler, BMW, Mitsubishi, Nissan, Subaru, Toyota and Volkswagen. For more information, visit www.supind.com.

Forward-Looking Statements
This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, which include references to anticipated levels of demand for the company's products, are based on current expectations, estimates and projections about the company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors and risks discussed from time to time in the company's Securities and Exchange Commission filings and reports, including the company's Annual Report on Form 10-K for 2009. In addition, such statements could be affected by general automotive industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

(Financial Tables Below)

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
Consolidated Statements of Operations (Unaudited)
(Dollars in Thousands, Except Per Share Amounts)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2010	2009	2010	2009
Net Sales	$191,030	$145,041	$719,500	$418,846

Cost of Sales	162,031	132,863	630,263	429,015
Gross Profit (Loss)	28,999	12,178	89,237	(10,169)

Selling and Administrative Expenses	6,549	6,251	28,285	22,645
Impairment of Long-Lived Assets & Other Charges	1,003	—	1,153	11,804
Income (Loss) From Operations	21,447	5,927	59,799	(44,618)

Loss on Sale of Investment in Joint Venture	—	—	(4,110)	—
Interest Income, Net	196	552	1,604	2,155
Other Income (Expense), Net	903	844	190	(792)

Income (Loss) Before Income Taxes
and Equity Earnings	22,546	7,323	57,483	(43,255)

Income Tax Benefit (Provision)	(288)	6,368	(2,993)	(26,047)
Equity in Losses of Joint Venture	—	(17,622)	(2,847)	(24,840)

Net Income (Loss)	$22,258	$(3,931)	$51,643	$(94,142)

Income (Loss) Per Share:
Basic	$0.83	$(0.15)	$1.93	$(3.53)
Diluted	$0.82	$(0.15)	$1.93	$(3.53)

Weighted Average and Equivalent Shares
Outstanding for Earnings (Loss) Per Share:
Basic	26,753,000	26,668,000	26,704,000	26,668,000
Diluted	27,025,000	26,668,000	26,789,000	26,668,000

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
Consolidated Balance Sheets (Unaudited)
(Dollars in Thousands)

	As of December 31
	2010	2009
Current Assets	$381,612	$308,132
Property, Plant and Equipment, net	167,207	180,121
Investments and Other Assets	23,623	53,600
	$572,442	$541,853

Current Liabilities	$70,538	$66,776
Long-Term Liabilities	88,422	101,805
Shareholders' Equity	413,482	373,272
	$572,442	$541,853